EXHIBIT 99.2
ITEM 7 INFORMATION
SVB Financial Group is the managing member of SVB Innovation Credit Partners VIII, LLC, a Delaware limited liability company, which is the general partner of SVB Innovation Credit Fund VIII, L.P.